
                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the PublicUtility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
----------------------------------                                                                  --------------------------------
             FORM 4                                                                                           OMB APPROVAL
----------------------------------                                                                  --------------------------------
[ ] CHECK THIS BOX IF NO LONGER                                                                     OMB Number:            3235-0287
    SUBJECT TO SECTION 16. FORM 4                                                                   Expires:      September 30, 1998
    OR FORM 5 OBLIGATIONS MAY                                                                       Estimated average burden
    CONTINUE. SEE INSTRUCTION 1(B).                                                                 hours per response      .... 0.5
----------------------------------                                                                  --------------------------------

1. Name and Address of Reporting Person *

The LMR Family Trust
   (Last)                   (First)                 (Middle)

Caledonian Bank & Trust Limited, Caledonian House, P.O. Box 1043
                            (Street)

Grand Cayman                BWI
   (City)                   (State)                   (Zip)


2. Issuer Name and Ticker or Trading Symbol

Balanced Care Corporation    Symbol: BAL

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Statement of Month/Year

December 1999

5. If Amendment, Date or Original (Month/Year)


6. Relationship of Reporting Person to Issuer   (Check all applicable)

              Director                      X   10% Owner
       -----                              -----
              Officer (give title               Other
       -----           below)             ----- (specify
                                                 below)

       ----------------------------------------

7. Individual or Join/Group Filing (Check Applicable Line)

               Form filed by One Reporting Person
       -----
         X     Form filed by More than One Reporting Person
       -----

                          TABLE I-- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


1. Title of Security           2. Transaction  3. Trans-     4. Securities Acquired (A)  5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                     Date            action        or Disposed of (D)          Securities       ship        of In-
                                                  Code          (Instr. 3, 4 and 5)         Beneficially     Form:       direct
                                  (Month/         (Instr. 8)                                Owned at         Direct      Bene-
                                  Day/         -------------  -------------------------     End of           (D) or      ficial
                                  Year)                                   (A)               Month            Indirect    Owner-
                                                   Code         Amount     or    Price      (Instr. 3        (I)         ship
                                                                          (D)               and 4)           (Instr. 4) (Instr. 4)
-----------------------------  --------------  -------------  ----------  ---   -------  ---------------  ------------- ------------
Common Stock                      12/21/99      P              3,855,892   D                                                 (2)
Common Stock                      12/21/99      C              3,300,000   A     $1.25                          I            (2)
Common Stock                      12/21/99     J(1)           13,400,000   A     $1.25     16,700,000           I            (1)
-----------------------------  --------------  -------------  ----------  ---   -------  ---------------  ------------- ------------

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1. Title of Derivative                  2.  Conver-    3. Trans-    4. Transac-    5.  Number of Deriv-      6.  Date Exer-
   Security (Instr. 3)                      sion or       action       tion Code       ative Securities Ac-      cisable and Ex-
                                            Exercise      Date         (Instr. 8)      quired (A) or Dis-        piration Date
                                            Price of                                   posed of (D)
                                            Deriv-        (Month/                      (Instr. 3, 4 and 5)       (Month/Day/
                                            ative          Day/                                                   Year)
                                            Security       Year)
                                                                                                                Date        Expira-
                                                                        Code            (A)          (D)        Exer-       tion
                                                                                                                cisable     Date
--------------------------------------  -------------  -----------  -------------  -----------   -----------  -----------  ---------
Series C Convertible Voting                 $1.25       12/21/99     C                            3,300,000       (3)
Preferred Stock
--------------------------------------  -------------  -----------  -------------  -----------   -----------  -----------  ---------


7.   Title and Amount of                8. Price       9. Number      10. Owner-     11. Na-
     Underlying Securities                 Deriv          of Deriv-       ship           ture
                                           ative          ative           Form           of In-
     (Instr. 3 and 4)                      Secur-         Secur-          of De-         direct
                                           ity            ities           rivative       Bene-
                                           (Instr.        Bene            Secu-          ficial
                                           5)             ficially        rity:          Own-
                                                          Owned           Direct         ership
--------------------------------------                    at End          (D) or         (Instr. 4)
                       Amount or                          of              Indi-
       Title           Number of                          Month           rect (I)
                       Shares                             (Instr. 4)     (Instr. 4)
---------------------  ---------------  -------------  -------------  -------------  --------------
    Common Stock          3,300,000                          0              I              (2)
---------------------  ---------------  -------------  -------------  -------------  --------------

Explanation of Responses:

See page 3 attached.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.


/s/ Robin L. Barber                                      January 10, 2000
-----------------------------------------------       ----------------------
    **Signature of Reporting Person                           Date

By:   Robin L. Barber
For:  Caledonian Bank & Trust Limited
      in its capacity as Trustee of The
      LMR Family Trust

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

Name and Address of Designated Filer:   The LMR Family Trust
                                        Caledonian Bank & Trust Limited
                                        Caledonian House
                                        P.O. Box 1043
                                        Grand Cayman, BWI

Issuer Name and Ticker Symbol:          Balanced Care Corporation -- BAL

Statement of Month/Year:                12/99


                            EXPLANATION OF RESPONSES
                            ------------------------

(1) The Reporting Entities no longer have voting rights in connection with these shares as the Voting Agreement terminated following the occurrence of the Issuer's annual meeting of stockholders for 1999 held on December 15, 1999.

(2) These shares are owned directly by IPC Advisors S.A.R.L. These shares are owned indirectly by LMR Investments Limited, as the sole shareholder of IPC Advisors S.A.R.L., by The LMR Family Trust, as the sole shareholder of LMR Investments Limited, and by Caledonian Bank & Trust Limited, as the trustee of The LMR Family Trust.

(3)      Immediately.

Name and Address of Designated Filer:   The LMR Family Trust
                                        Caledonian Bank & Trust Limited
                                        Caledonian House
                                        P.O. Box 1043
                                        Grand Cayman, BWI

Issuer Name and Ticker Symbol:          Balanced Care Corporation-- BAL

Statement of Month/Year:                12/99


                             JOINT FILER INFORMATION
                             -----------------------

Name:                                   IPC Advisors S.A.R.L.

Address:                                38-40 Rue Sainte Zithe
                                        L-2763 Luxembourg

Designated Filer:                       The LMR Family Trust

Issuer & Ticker Symbol:                 Balanced Care Corporation-- BAL

Date of Event Requiring Statement:      December 21, 1999


Signature:                              ___________________________________
                                        By:      Robin L. Barber
                                        For:     J.B. Unsworth on behalf of IPC
                                                 Advisors S.A.R.L.

Name and Address of Designated Filer:   The LMR Family Trust
                                        Caledonian Bank & Trust Limited
                                        Caledonian House
                                        P.O. Box 1043
                                        Grand Cayman, BWI

Issuer Name and Ticker Symbol:          Balanced Care Corporation-- BAL

Statement of Month/Year:                12/99


                             JOINT FILER INFORMATION
                             -----------------------

Name:                                   LMR Investments Limited

Address:                                Coutts House West Bay Road
                                        P.O. Box 707
                                        Grand Cayman, BWI

Designated Filer:                       The LMR Family Trust

Issuer & Ticker Symbol:                 Balanced Care Corporation -- BAL

Date of Event Requiring Statement:      December 21, 1999


Signature:                              ___________________________________
                                        By:      Robin L. Barber
                                        For:     J.B. Unsworth on behalf of LMR
                                                 Investments Limited

Name and Address of Designated Filer:   The LMR Family Trust
                                        Caledonian Bank & Trust Limited
                                        Caledonian House
                                        P.O. Box 1043
                                        Grand Cayman, BWI

Issuer Name and Ticker Symbol:          Balanced Care Corporation-- BAL

Statement of Month/Year:                12/99


                             JOINT FILER INFORMATION
                             -----------------------

Name:                                   Caledonian Bank & Trust Limited

Address:                                Caledonian House
                                        P.O. Box 1043
                                        George Town, Grand Cayman
                                        Cayman Islands

Designated Filer:                       The LMR Family Trust

Issuer & Ticker Symbol:                 Balanced Care Corporation-- BAL

Date of Event Requiring Statement:      December 21, 1999


Signature:                              ___________________________________
                                        By:    Robin L. Barber
                                        For:   Caledonian Bank & Trust Limited
                                               in its capacity as Trustee of The
                                               LMR Family Trust